Exhibit 99.1

QuintilesIMS Reports Third-Quarter 2016 Results, Combined Company Guidance and Additional Merger Details

Quintiles Third-Quarter 2016 Results

  Service revenue up 3.9 percent reported, 3.6 percent constant currency; Product Development revenue up 7.9 percent, 8.6 percent constant currency
  Diluted GAAP Earnings Per Share: $0.82 reported, down 7.9 percent; Diluted Adjusted Earnings per Share: $1.00, up 6.4 percent
  Product Development net new business now reported on an as-contracted LTM basis: $4.4 billion during the last 12 months
  Backlog now reported on an as-contracted basis: $9.4 billion as of September 30, 2016 of which approximately $2.7 billion expected to convert to revenue over the next 12 months

IMS Health Third-Quarter 2016 Results

  Revenue up 7.5 percent reported, 6.8 percent constant currency
  Adjusted EBITDA up 9.0 percent reported, 5.0 percent constant currency
  GAAP Net Income: $54 million; Adjusted Net Income: $132 million, up 2.2 percent reported and up 4.7 percent constant currency
  GAAP Diluted Earnings per Share: $0.16; Adjusted Diluted Earnings per Share: $0.39, up 2.5 percent and up 4.9 percent constant currency

QuintilesIMS Combined Company Guidance

  Fourth-quarter 2016 revenue guidance of $1,950 to $1,990 million, Adjusted EBITDA of $500 to $515 million, and Adjusted Diluted EPS of $1.04 to $1.08 per share
  Cost synergies doubled from previous guidance of $100 million annualized savings exiting 2019 to $200 million
  $1.5 billion share repurchase authorization expected to be completed by end of 2017

DANBURY, Conn. & RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)--November 2, 2016--Quintiles IMS Holdings, Inc. (NYSE:Q) today reported financial results for the quarter ended September 30, 2016 for Quintiles Transnational Holdings, Inc. on a standalone basis, the last quarter prior to its merger with IMS Health Holdings, Inc. on October 3, 2016, with QuintilesIMS continuing as the surviving corporation. While the separate corporate existence of IMS Health ceased following the merger, as did its reporting obligations with the Securities and Exchange Commission, today the company also provides financial results for IMS Health on a standalone basis for the quarter ended September 30, 2016.

Quintiles Transnational Holdings Inc. Results

For the three months ended September 30, 2016, Quintiles’ service revenues were $1.14 billion, up 3.9 percent, or $43 million, versus last year. At constant currency, Quintiles’ service revenues grew 3.6 percent, with 8.6 percent growth in the Product Development segment and a decline of 10.6 percent in the Integrated Healthcare Services segment.

Reported GAAP income from operations was $168 million in the third quarter, an increase of 0.4 percent compared with the prior year, and adjusted income from operations was $199 million, up 11.2 percent compared with last year. Income from operations margin was 14.8 percent, 50 basis points below last year, and the adjusted income from operations margin was 17.5 percent, 110 basis points higher compared with last year, including 70 basis points of benefit from currency fluctuations.

Reported GAAP net income attributable to Quintiles was $99 million in the third quarter of 2016, down 10.9 percent compared with the same period last year, and adjusted net income was $121 million, 2.5 percent higher than last year. Reported GAAP diluted earnings per share was $0.82 for the third quarter, down 7.9 percent compared with the same period last year and negatively affected by impairment and merger-related charges. Diluted adjusted earnings per share was $1.00, 6.4 percent higher than the prior year.

Beginning with the third quarter of 2016, we are now reporting net new business and backlog on an as-contracted basis for Product Development only, with net new business reported on a rolling basis for the last twelve months. Previously, net new business included non-binding written awards, which was consistent with industry practice. Net new business totaled $4.4 billion for the 12 months ended September 30, 2016 as compared to $4.0 billion in the prior year. Ending Product Development contracted backlog was $9.4 billion at September 30, 2016, and we expect approximately $2.7 billion of this backlog to convert to revenue in the next 12 months.

Product Development’s service revenues of $874 million grew 8.6 percent at constant currency and 7.9 percent at actual foreign exchange rates during the third quarter of 2016 compared with the same period last year. Product Development’s income from operations margin was 23.7 percent for the third quarter, 130 basis points improved versus the same period last year, including 70 basis points of benefit from currency fluctuations.

Integrated Healthcare Services’ service revenues of $262 million declined 10.6 percent on a constant currency basis and 7.5 percent at actual foreign exchange rates. The constant currency revenue decline resulted from a decrease in commercial services, partially offset by growth in real-world and late phase research services. Integrated Healthcare Services’ income from operations margin was 8.7 percent for the third quarter, up 20 basis points compared with the same period last year.

General corporate and unallocated expenses were $31 million during the quarter, compared with $26 million for the same period last year. In the third quarter, Quintiles recognized $4 million of expenses related to the merger with IMS Health. Interest expense was $25 million during the quarter and $25 million for the same period last year.

The GAAP effective income tax rate was 27.1 percent for the third quarter of 2016, compared with 28.0 percent for the same period in 2015.

During the third quarter of 2016, Quintiles recognized $28 million of impairment losses in its Encore reporting unit.

For the nine months ended September 30, 2016, Quintiles’ constant currency service revenue of $3.4 billion grew 6.6 percent at constant currency, including constant currency growth of 11.4 percent for Product Development and 6.7 percent reported, compared with the same period in 2015. For the nine months ended September 30, 2016, reported GAAP income from operations was $497 million, up 6.1 percent compared with the same period in 2015, and adjusted income from operations was $566 million, 14.9 percent higher than the same period in 2015. Income from operations margin was 14.6 percent, down 10 basis points, and the adjusted income from operations margin was 16.6 percent, up 120 basis points versus last year, including 120 basis points of benefit from currency fluctuations. Reported GAAP net income was $293 million for the third quarter, 3.5 percent higher than the same period in 2015, and Adjusted Net Income was $341 million, representing growth of 11.0 percent compared with the same period in 2015. Reported GAAP diluted earnings per share was $2.41 for the nine months ended September 30, 2016, representing growth of 7.6 percent compared with the same period last year, and Adjusted Diluted Earnings per Share was $2.81, representing growth of 15.6 percent compared with the same period last year. Reconciliations of the Quintiles standalone non-GAAP measures are attached to this press release.

IMS Health Holdings, Inc. Results

Revenue for the third quarter of $791 million increased 7.5 percent on a reported basis and 6.8 percent on a constant currency basis, compared with the third quarter of 2015.

Technology services revenue grew 13.0 percent in the third quarter on a reported basis and 12.9 percent on a constant currency basis versus the same quarter last year. Information offerings revenue was up 2.1 percent reported and 0.9 percent on a constant currency basis.

Adjusted EBITDA of $238 million improved 9.0 percent on a reported basis and 5.0 percent on a constant currency basis, compared with the third quarter of 2015. Adjusted EBITDA margins were negatively affected by the impact of recent lower margin acquisitions and product mix, partially offset by the positive impact of continuing cost reductions.

Third-quarter 2016 net income was $54 million compared with $43 million in last year’s third quarter. Adjusted Net Income for the third quarter was $132 million, up 2.2 percent on a reported basis and up 4.7 percent on a constant currency basis.

Diluted earnings per share was $0.16 in the third quarter, compared with $0.13 per share in the third quarter of 2015. Adjusted Diluted Earnings per Share was $0.39, up one cent compared to the third quarter of 2015. Reconciliations of the IMS Health standalone non-GAAP measures are attached to this press release.

Revenue of $2,367 million for the first nine months of 2016 increased 12.2 percent reported and 12.8 percent on a constant currency basis, compared with the first nine months of 2015. Excluding the first quarter impact of the Cegedim acquisition, which closed on April 1, 2015, revenue for the nine months ended September 30, 2016 was up 7.9 percent on a constant currency basis.

Adjusted EBITDA of $712 million increased 8.8 percent on a reported basis and 7.0 percent on a constant currency basis, compared with the first nine months of 2015. Adjusted EBITDA margins were negatively affected by the impact of recent lower margin acquisitions and faster growth in lower margin technology services’ offerings, partially offset by the positive impact of ongoing cost reductions. Net income for the first nine months was $121 million, compared with net income of $388 million last year. Beginning in the first quarter of 2015, IMS Health has asserted that its non-U.S. earnings would be indefinitely reinvested outside the U.S., with IMS Health no longer accruing taxes on those foreign earnings at the higher U.S. tax rate. This resulted in a $256 million non-cash income tax benefit in the first quarter of 2015 from a one-time reduction in the deferred tax liability. Adjusted Net Income, which excludes this one-time, non-cash tax benefit, increased to $411 million in this year’s first nine months, up 5.3 percent on a reported basis and 8.8 percent at constant currency.

Diluted earnings per share was $0.36 in the first nine months of 2016, compared with $1.14 per share in the prior-year period. Adjusted Diluted Earnings per Share was $1.22 in the first nine months of this year, up 6.8 percent on a reported basis and 10.4 percent on a constant currency basis.

“IMS Health delivered another consistent quarter of strong financial performance, and Quintiles delivered solid earnings with superior revenue growth in Product Development,” said Ari Bousbib, QuintilesIMS chairman and chief executive officer. “Our recent debt offerings have provided us with a strong balance sheet and we are pleased that our board has authorized a new $1.5 billion share repurchase program. As we execute on our integration plans, we have visibility to additional cost reduction opportunities and are doubling cost synergies from $100 million to $200 million annualized savings exiting 2019.”

QuintilesIMS Additional Merger Details and Fourth-Quarter 2016 Financial Guidance

On November 1, 2016, the QuintilesIMS board of directors approved a share repurchase authorization of $1.5 billion for repurchase of QuintilesIMS’s outstanding common stock. The repurchases are expected to be completed by the end of 2017. The share repurchase authorization does not obligate QuintilesIMS to acquire any particular amount of common stock, has no end date, and may be modified, suspended, or discontinued at any time.

QuintilesIMS announced the formation of three new reporting segments: Commercial Solutions, Research & Development Solutions and Integrated Engagement Services. The Commercial Solutions segment includes substantially all of the IMS legacy businesses plus the Quintiles legacy Real World Late Phase, Payer/Provider and Advisory businesses. The Research & Development Solutions segment includes substantially all of the Quintiles legacy Product Development segment. The Integrated Engagement Services segment includes substantially all of the Quintiles legacy Contract Sales Organization businesses.

QuintilesIMS announced new non-GAAP financial measures that the combined company will use starting in this year’s fourth quarter. Definitions of these measures are included in the attached tables. For the fourth quarter of 2016, QuintilesIMS provides the following guidance:

($ millions, except per share data)	4th Quarter 2016
Segment Revenue Guidance:
Commercial Solutions	$885 - $900
Research & Development Solutions	$875 - $895
Integrated Engagement Services	$190 - $195
QuintilesIMS Revenue	$1,950 - $1,990

Adjusted EBITDA[1,2]	$500 - $515

Adjusted Diluted EPS[1,2]	$1.04 - $1.08

Adjusted Book Tax Rate[3]	30% - 32%
Adjusted Cash Tax Rate[3]	11% - 13%

1. The company does not provide forward-looking guidance for certain financial measures on a GAAP basis because it is unable to reasonably predict certain items contained in the GAAP measures. Such items include, but are not limited to, merger and transaction related expenses, restructuring and related charges, share-based compensation and other items not reflective of the company's ongoing operations.

2. See Table 9 in the schedules for the definition of Adjusted EBITDA and Adjusted Diluted EPS.
3. Adjusted Book Tax Rate is defined as adjusted book tax divided by adjusted pre-tax income, Adjusted Cash Tax Rate is defined as cash taxes divided by adjusted pre-tax income.

QuintilesIMS revenue guidance includes an estimate for a non-cash accounting adjustment in connection with the merger that is expected to reduce the Commercial Solutions segment and QuintilesIMS fourth-quarter 2016 revenue by approximately $60 million. Under purchase accounting rules, a portion of IMS’s deferred revenue, which would have otherwise been converted into revenue in future periods, must be eliminated. This estimate is subject to change upon completion of purchase accounting.

QuintilesIMS fourth-quarter 2016 revenue guidance also takes into account a $20 million reduction in revenue due to changes in foreign exchange rates since IMS and Quintiles provided or implied standalone fourth-quarter 2016 guidance on their respective earnings calls on July 27, 2016. This financial guidance assumes current foreign currency exchange rates remain in effect for the remainder of the year. The combined company’s revenue guidance excludes revenue from reimbursed expenses.

Webcast & Conference Call Details

QuintilesIMS will host a conference call at 9:00 a.m. Eastern Time today to discuss its third-quarter 2016 financial results. To participate, please dial +1-800-694-4033 in the United States and Canada or +1-303-223-4393 outside the United States approximately 15 minutes before the scheduled start of the call. The conference call and a presentation will be accessible live via webcast on the Investors section of the QuintilesIMS website at http://ir.quintilesims.com. An archived replay of the webcast will be available online at http://ir.quintilesims.com after 1:00 p.m. Eastern Time today.

About QuintilesIMS

QuintilesIMS (NYSE:Q) is a leading integrated information and technology-enabled healthcare service provider worldwide, dedicated to helping its clients improve their clinical, scientific and commercial results. Formed through the merger of Quintiles Transnational and IMS Health, QuintilesIMS’s approximately 50,000 employees conduct operations in more than 100 countries. Companies seeking to improve real-world patient outcomes through treatment innovations, care provision and access can leverage QuintilesIMS’s broad range of healthcare information, technology and service solutions to drive new insights and approaches. QuintilesIMS provides solutions that span clinical to commercial, bringing customers a unique opportunity to realize the full potential of innovations and advanced healthcare outcomes.

As a global leader in protecting individual patient privacy, QuintilesIMS uses healthcare data to deliver critical, real-world disease and treatment insights. Through a wide variety of privacy-enhancing technologies and safeguards, QuintilesIMS protects individual privacy while managing information to drive healthcare forward. These insights and execution capabilities help biotech, medical device and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders in the development and approval of new therapies, and to identify unmet treatment needs and understand the safety, effectiveness and value of pharmaceutical products in improving overall health outcomes. To learn more, visit www.QuintilesIMS.com.

Cautionary Statements Regarding Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Actual results may differ materially from our expectations due to a number of factors, including, but not limited to, that our ability to integrate the legacy IMS Health and Quintiles businesses successfully and to achieve anticipated cost savings and other synergies; the possibility that other anticipated benefits of the proposed transaction will not be realized, including without limitation, anticipated revenues, expenses, earnings and other financial results, and growth and expansion of the combined company’s operations, and the anticipated tax treatment; possible disruptions from the combination of IMS Health and Quintiles through a “merger of equals” business combination that could harm our businesses, including current plans and operations; our ability to retain, attract and hire key personnel; potential adverse reactions or changes to relationships with clients, employees, suppliers or other parties resulting from the merger; that most of our contracts may be terminated on short notice, and we may be unable to maintain large client contracts or to enter into new contracts; our financial results may be adversely affected if we underprice our contracts, overrun our cost estimates or fail to receive approval for or experience delays in documenting change orders; imposition of restrictions on our use of data by data suppliers or their refusal to license data to us; failure to meet our productivity objectives; failure to successfully invest in growth opportunities; imposition of restrictions on our current and future activities under data protection and privacy laws; breaches or misuse of our or our outsourcing partners’ security or communication systems; hardware and software failures, delays in the operation of our computer and communications systems or the failure to implement system enhancements; consolidation in the industries in which our clients operate; our ability to protect our intellectual property rights and our susceptibility to claims by others that we are infringing on their intellectual property rights; the risks associated with operating on a global basis, including fluctuations in the value of foreign currencies relative to the U.S. dollar, and the ability to successfully hedge such risks; general economic conditions in the markets in which we operate, including financial market conditions; and our ability to successfully integrate, and achieve expected benefits from, our acquired businesses. For a further discussion of the risks relating to the combined company’s business, see the “Risk Factors” in both Quintiles’ annual report on Form 10-K for the fiscal year ended December 31, 2015, and IMS Health’s annual report on Form 10-K for the fiscal year ended December 31, 2015, both filed with the SEC, as such factors may be amended or updated from time to time in Quintiles’ and IMS Health’s subsequent periodic and other filings with the SEC, including the joint proxy statement-prospectus on Form S-4, as amended, filed by Quintiles with the SEC in connection with the combination of IMS Health and Quintiles, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the filings by both IMS Health and Quintiles with the SEC. We assume no obligation to update any such forward-looking statement after the date of this release, whether as a result of new information, future developments or otherwise.

Note on Non-GAAP Financial Measures

Non-GAAP results, such as adjusted EBITDA, adjusted income from operations, adjusted income from operations margin, adjusted net income and diluted adjusted EPS, are presented only as a supplement to the company’s financial statements based on GAAP. Non-GAAP financial information is provided to enhance understanding of the company’s financial performance, but none of these non-GAAP financial measures are recognized terms under GAAP, and non-GAAP measures should not be considered in isolation from, or as a substitute analysis for, the company’s results of operations as determined in accordance with GAAP. Definitions and reconciliations of non-GAAP measures to the most directly comparable GAAP measures are provided within the schedules attached to this release. The company uses non-GAAP measures in its operational and financial decision making, and believes that it is useful to exclude certain items in order to focus on what it regards to be a more reliable indicator of the underlying operating performance of the business. As a result, internal management reports feature non-GAAP measures which are also used to prepare strategic plans and annual budgets and review management compensation. The company also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures.

Non-GAAP measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies comparable to the company, many of which present non-GAAP measures when reporting their results. Non-GAAP measures have limitations as an analytical tool. They are not presentations made in accordance with GAAP, are not measures of financial condition or liquidity and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider such performance measures in isolation from, or as a substitute analysis for, the company’s results of operations as determined in accordance with GAAP.

QUINTILESIMSFIN

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Table 1 QUINTILES IMS HOLDINGS, INC. AND SUBSIDIARIES(1) CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Service revenues	$1,136,423	$1,093,480	$3,411,509	$3,197,820
Reimbursed expenses	360,750	331,289	1,128,422	1,018,069
Total revenues	1,497,173	1,424,769	4,539,931	4,215,889
Costs of revenue, service costs	703,791	683,058	2,144,996	2,028,730
Costs of revenue, reimbursed expenses	360,750	331,289	1,128,422	1,018,069
Selling, general and administrative expenses	233,645	231,415	700,787	676,919
Restructuring costs	(467)	11,984	27,791	23,542
Merger related costs	3,747	—	12,689	—
Impairment charges	27,937	—	27,937	—
Income from operations	167,770	167,023	497,309	468,629
Interest income	(706)	(1,141)	(2,170)	(3,470)
Interest expense	24,505	25,429	72,947	76,256
Loss on extinguishment of debt	—	—	—	7,780
Other expense (income), net	1,667	(934)	3,370	7,864
Income before income taxes and equity in earnings (losses) of unconsolidated affiliates	142,304	143,669	423,162	380,199
Income tax expense	38,525	40,192	117,912	107,980
Income before equity in earnings (losses) of unconsolidated affiliates	103,779	103,477	305,250	272,219
Equity in earnings (losses) of unconsolidated affiliates	195	5,362	(952)	7,998
Net income	103,974	108,839	304,298	280,217
Net (income) loss attributable to non-controlling interests	(4,807)	2,447	(11,704)	2,418
Net income attributable to Quintiles IMS Holdings, Inc.	$99,167	$111,286	$292,594	$282,635
Earnings per share attributable to common stockholders:
Basic	$0.83	$0.91	$2.45	$2.28
Diluted	$0.82	$0.89	$2.41	$2.24
Weighted-average common shares outstanding:
Basic	118,919	122,848	119,277	123,728
Diluted	121,156	125,339	121,371	126,443

(1) Table data is for legacy Quintiles organization, Quintiles Transnational Holdings Inc.

Table 2 QUINTILES IMS HOLDINGS, INC. AND SUBSIDIARIES(1) CONSOLIDATED BALANCE SHEETS (in thousands, except per share data)

	September 30,	December 31,
	2016	2015
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$1,209,677	$977,151
Restricted cash	2,547	2,478
Trade accounts receivable and unbilled services, net	1,207,503	1,165,749
Prepaid expenses	57,318	50,624
Deferred income taxes	—	100,978
Income taxes receivable	26,568	34,089
Investments in debt, equity and other securities	39,878	—
Other current assets and receivables	99,641	80,916
Total current assets	2,643,132	2,411,985
Property and equipment, net	184,189	188,393
Investments in debt, equity and other securities	8,000	32,911
Investments in unconsolidated affiliates	60,386	52,382
Goodwill	691,441	719,740
Other identifiable intangibles, net	346,816	368,106
Deferred income taxes	95,818	42,684
Deposits and other assets	99,020	110,115
Total assets	$4,128,802	$3,926,316
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$904,095	$906,241
Unearned income	624,079	584,646
Income taxes payable	15,953	35,173
Current portion of long-term debt and obligations held under capital leases	48,500	48,513
Other current liabilities	27,321	19,603
Total current liabilities	1,619,948	1,594,176
Long-term debt and obligations held under capital leases, less current portion	2,387,114	2,419,293
Deferred income taxes	13,102	65,702
Other liabilities	190,565	182,826
Total liabilities	4,210,729	4,261,997
Commitments and contingencies
Stockholders’ Deficit:
Common stock and additional paid-in capital, 300,000 shares authorized, $0.01 par value, 119,395 and 119,378 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	48,762	8,784
Accumulated deficit	(221,218)	(461,635)
Accumulated other comprehensive loss	(140,976)	(111,366)
Deficit attributable to Quintiles IMS Holdings, Inc.’s stockholders	(313,432)	(564,217)
Non-controlling interests	231,505	228,536
Total stockholders’ deficit	(81,927)	(335,681)
Total liabilities and stockholders’ deficit	$4,128,802	$3,926,316

(1) Table data is for legacy Quintiles organization, Quintiles Transnational Holdings Inc.

Table 3 QUINTILES IMS HOLDINGS, INC. AND SUBSIDIARIES(1) CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	Nine Months Ended
	September 30,
	2016	2015
Operating Activities:
Net Income	$304,298	$280,217
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	98,368	93,224
Amortization of debt issuance costs and discount	5,058	7,485
Amortization of accumulated other comprehensive loss on terminated interest rate swaps	3,100	4,781
Stock-based compensation	34,357	28,702
Impairment of goodwill and identifiable intangible assets	27,937	—
Loss (earnings) from unconsolidated affiliates	5,417	(7,965)
(Benefit from) provision for deferred income taxes	(4,225)	23,252
Excess income tax benefits from stock-based award activities	(14,180)	(35,144)
Changes in operating assets and liabilities:
Change in accounts receivable, unbilled services and unearned income	(16,343)	(170,279)
Change in other operating assets and liabilities	(30,840)	45,103
Net cash provided by operating activities	412,947	269,376
Investing activities:
Acquisition of property, equipment and software	(78,076)	(56,692)
Acquisition of businesses, net of cash acquired	—	31,001
Purchase of trading securities	(39,440)	—
Proceeds from corporate owned life insurance policies	20,938	—
Proceeds from sale of cost method investments	26,042	—
Investments in unconsolidated affiliates, net of payments received	(13,235)	(4,840)
Termination of interest rate swaps	—	(10,981)
Other	1,921	2,111
Net cash used in investing activities	(81,850)	(39,401)
Financing activities:
Proceeds from issuance of debt	—	2,248,500
Payment of debt issuance costs	—	(22,028)
Repayment of debt and principal payments on capital lease obligations	(37,616)	(2,048,211)
Stock issued under employee stock purchase and option plans	42,930	58,323
Repurchase of common stock	(97,637)	(250,000)
Excess income tax benefits from stock-based award activities	14,180	35,144
Net cash (used in) provided by financing activities	(78,143)	21,728
Effect of foreign currency exchange rate changes on cash	(20,428)	(37,257)
Increase in cash and cash equivalents	232,526	214,446
Cash and cash equivalents at beginning of period	977,151	867,358
Cash and cash equivalents at end of period	$1,209,677	$1,081,804

(1) Table data is for legacy Quintiles organization, Quintiles Transnational Holdings Inc.

Table 4 QUINTILES IMS HOLDINGS, INC. AND SUBSIDIARIES(1) CONSOLIDATED SEGMENT OPERATIONS (in thousands) (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Service revenues
Product Development	$874,312	$810,045	$2,601,909	$2,345,971
Integrated Healthcare Services	262,111	283,435	809,600	851,849
Total service revenues	1,136,423	1,093,480	3,411,509	3,197,820

Costs of revenue, service costs
Product Development	499,638	461,858	1,513,353	1,352,730
Integrated Healthcare Services	204,153	221,200	631,643	676,000
Total costs of revenue, service costs	703,791	683,058	2,144,996	2,028,730

Selling, general and administrative expenses
Product Development	167,732	166,758	505,378	478,643
Integrated Healthcare Services	35,172	38,186	111,422	114,953
General corporate and unallocated	30,741	26,471	83,987	83,323
Total selling, general and administrative expenses	233,645	231,415	700,787	676,919

Income from operations
Product Development	206,942	181,429	583,178	514,598
Integrated Healthcare Services	22,786	24,049	66,535	60,896
General corporate and unallocated	(30,741)	(26,471)	(83,987)	(83,323)
Restructuring costs	467	(11,984)	(27,791)	(23,542)
Merger related costs	(3,747)	—	(12,689)	—
Impairment charges	(27,937)	—	(27,937)	—
Total income from operations	$167,770	$167,023	$497,309	$468,629

(1) Table data is for legacy Quintiles organization, Quintiles Transnational Holdings Inc.

Table 5 QUINTILES IMS HOLDINGS, INC. AND SUBSIDIARIES(1) RECONCILIATION OF GAAP TO NON-GAAP MEASURES (in thousands, except per share data) (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Adjusted EBITDA
Net income attributable to Quintiles IMS Holdings, Inc.	$99,167	$111,286	$292,594	$282,635
Interest expense, net	23,799	24,288	70,777	72,786
Income tax expense	38,525	40,192	117,912	107,980
Depreciation and amortization	34,603	32,884	98,368	93,224
Restructuring costs	(467)	11,984	27,791	23,542
Merger related costs	3,747	—	12,689	—
Impairment charges	27,937	—	27,937	—
Loss on extinguishment of debt	—	—	—	7,780
Adjustment to estimated contingent consideration	—	116	—	6,002
Adjusted EBITDA	$227,311	$220,750	$648,068	$593,949

Adjusted Income from Operations
Income from operations	$167,770	$167,023	$497,309	$468,629
Restructuring costs	(467)	11,984	27,791	23,542
Merger related costs	3,747	—	12,689	—
Impairment charges	27,937	—	27,937	—
Adjusted income from operations	$198,987	$179,007	$565,726	$492,171

Adjusted Net Income
Net income attributable to Quintiles IMS Holdings, Inc.	$99,167	$111,286	$292,594	$282,635
Restructuring costs	(467)	11,984	27,791	23,542
Merger related costs	3,747	—	12,689	—
Impairment charges	27,937	—	27,937	—
Loss on extinguishment of debt	—	—	—	7,780
Adjustment to estimated contingent consideration	—	116	—	6,002
Non-controlling interests effect of non-GAAP adjustments(2)	759	(2,306)	(398)	(2,306)
Tax effect of adjustments(3)	(10,583)	(3,500)	(19,242)	(10,131)
Adjusted net income	$120,560	$117,580	$341,371	$307,522

Diluted weighted average common shares outstanding	121,156	125,339	121,371	126,443
Diluted adjusted earnings per share	$1.00	$0.94	$2.81	$2.43

(1) Table data is for legacy Quintiles organization, Quintiles Transnational Holdings Inc.
(2) Reflects the portion of Q2 Solutions’ after-tax non-GAAP adjustments attributable to the minority interest partner.

(3) The tax effect of adjustments was based on the income tax rate of the respective transactions, which was 38.5%, with the exception of:  i) restructuring costs were tax effected at 29.1% and 29.2% during the three months ended September 30, 2016 and 2015, respectively, and 115.1% and 30.3% during the nine months ended September 20, 2016 and 2015, respectively; and ii) contingent consideration and the majority of merger related costs are not tax effected as they represent a permanent difference between book and tax income.

Table 6 IMS HEALTH HOLDINGS, INC. NET INCOME TO ADJUSTED EBITDA RECONCILIATION (in thousands) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net Income	$54,001	$43,368	$120,825	$388,077
Provision for (benefit from) income taxes	13,229	7,966	40,159	(218,750)
Other (income) loss, net	(120)	(5,339)	7,188	(15,505)
Interest expense	47,875	43,524	140,980	123,652
Interest income	(119)	(509)	(1,879)	(1,495)
Depreciation and amortization	88,485	86,796	263,517	263,848
Deferred revenue purchase accounting adjustments	1,820	3,371	4,733	6,104
Stock-based compensation related charges(1)	8,199	6,631	23,346	21,250
Restructuring and related charges(2)	9,690	17,791	76,741	52,619
Merger and acquisition-related charges(3)	14,500	13,864	36,040	32,801
Secondary offering expenses	—	400	—	1,400
Adjusted EBITDA	$237,560	$217,863	$711,650	$654,001
Depreciation and amortization	(34,058)	(34,402)	(102,021)	(103,493)
Interest expense, net	(47,756)	(43,015)	(139,101)	(122,157)
Royalty hedge gain (loss)	(2,406)	7,113	(3,149)	19,896
Cash tax payments, net of refunds(4)	(21,290)	(18,389)	(56,333)	(57,972)
Adjusted Net Income	$132,050	$129,170	$411,046	$390,275

(1) Stock-based compensation related charges are included in Operating costs of information, Direct and incremental costs of technology services and Selling and administrative expenses as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2016	2015	2016	2015
Operating costs of information	$1,794	$585	$4,673	$1,657
Direct and incremental costs of technology services	498	584	1,608	1,683
Selling and administrative expenses	5,907	5,462	17,065	17,910

(2) Restructuring and related charges includes severance and impairment charges and the cost of employee and third-party charges related to dual running costs for knowledge transfer activities. Dual running costs for knowledge transfer activities of $198 and $844 for the three months ended September 30, 2016 and 2015 and $641 and $2,155 for the nine months ended September 30, 2016 and 2015, respectively, are included primarily in Operating costs of information and Selling and administrative expenses.

(3) Merger and acquisition-related charges are included primarily in Selling and administrative expenses.

(4) IMS historically presented Adjusted Net Income on a cash tax basis as it believes this presentation better reflects the company’s utilization of its existing assets to generate income as it expects its deferred tax assets to be available to offset U.S. taxable income for the foreseeable future.

Table 7 IMS HEALTH HOLDINGS, INC. NET INCOME TO ADJUSTED NET INCOME (in thousands, except per share data) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net Income	$54,001	$43,368	$120,825	$388,077
Provision for (benefit from) income taxes	13,229	7,966	40,159	(218,750)
Amortization associated with purchase accounting	54,427	52,394	161,496	160,355
Deferred revenue purchasing accounting adjustments	1,820	3,371	4,733	6,104
Stock-based compensation related charges(1)	8,199	6,631	23,346	21,250
Restructuring and related charges(2)	9,690	17,791	76,741	52,619
Merger and acquisition-related charges(3)	14,500	13,864	36,040	32,801
Secondary offering expenses	—	400	—	1,400
Other (income) loss, net	(120)	(5,339)	7,188	(15,505)
Adjusted Pre Tax Income	$155,746	$140,446	$470,528	$428,351
Royalty hedge gain (loss)	(2,406)	7,113	(3,149)	19,896
Cash tax payments, net of refunds(4)	(21,290)	(18,389)	(56,333)	(57,972)
Adjusted Net Income	$132,050	$129,170	$411,046	$390,275

Adjusted Earnings per Share Attributable to Common Shareholders:
Basic	$0.40	$0.39	$1.25	$1.18
Diluted	$0.39	$0.38	$1.22	$1.15
Weighted-Average Common Shares Outstanding:
Basic	328,532	328,457	328,612	331,853
Diluted	335,358	336,130	335,584	340,408

(1) Stock-based compensation related charges are included in Operating costs of information, Direct and incremental costs of technology services and Selling and administrative expenses as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2016	2015	2016	2015
Operating costs of information	$1,794	$585	$4,673	$1,657
Direct and incremental costs of technology services	498	584	1,608	1,683
Selling and administrative expenses	5,907	5,462	17,065	17,910

(2) Restructuring and related charges includes severance and impairment charges and the cost of employee and third-party charges related to dual running costs for knowledge transfer activities. Dual running costs for knowledge transfer activities of $198 and $844 for the three months ended September 30, 2016 and 2015 and $641 and $2,155 for the nine months ended September 30, 2016 and 2015, respectively, are included primarily in Operating costs of information and Selling and administrative expenses.

(3) Merger and acquisition-related charges are included primarily in Selling and administrative expenses.

(4) IMS historically presented Adjusted Net Income on a cash tax basis as it believes this presentation better reflects the company’s utilization of its existing assets to generate income as it expects its deferred tax assets to be available to offset U.S. taxable income for the foreseeable future.

Table 8 IMS HEALTH HOLDINGS, INC. OTHER FINANCIAL MEASURES (in thousands) (unaudited)

Balance Sheet Measures:	At September 30, 2016
Total Current Assets	$2,781,072
Total Assets	$9,612,516
Total Current Liabilities	$1,062,368
Total Liabilities	$7,766,742

Income Statement and Cash Flow Measures:	For the Three Months Ended September 30, 2016
Operating Income	$114,867
Net Cash Provided by Operating Activities	$166,822

Table 9 QUINTILES IMS HOLDINGS, INC. AND SUBSIDIARIES NON-GAAP FINANCIAL MEASURES

Net Income to Adjusted EBITDA & Net Income	Net Income to Adjusted Net Income
Net Income	Net Income
Provision for (benefit from) income taxes	Provision for (benefit from) income taxes
(Income) loss in unconsolidated affiliates	(Income) loss in unconsolidated affiliates
(Income) loss in non-controlling interests	Other (income) expense, net
Interest expense, net	Amortization associated with purchase accounting
Depreciation and amortization	Deferred revenue purchase accounting adjustments
Other (income) expense, net	Stock-based compensation related charges
Deferred revenue purchase accounting adjustments	Restructuring and related charges
Stock-based compensation related charges	Merger and acquisition-related charges
Restructuring and related charges	Royalty hedge gain (loss)
Merger and acquisition-related charges	Adjusted Pre-Tax Income
Adjusted EBITDA	Non-controlling interest effect on non-GAAP adjustments
(Income) loss in non-controlling interests	Adjusted provision for (benefit from) income taxes
Non-controlling interest effect on non-GAAP adjustments	Adjusted Net Income
Depreciation and amortization (operating)
Royalty hedge gain (loss)
Interest expense, net
Adjusted provision for (benefit from) income taxes
Adjusted Net Income

CONTACT:
QuintilesIMS
Investor Relations:
Tom Kinsley, +1-203-448-4691
thomas.kinsley@quintilesims.com
or
Todd Kasper, +1-919-998-2590
ir@quintilesims.com
or
Media Relations:
Tor Constantino, +1-484-567-6732
tor.constantino@quintilesims.com
or
Phil Bridges, +1-919-998-1653
phil.bridges@quintilesims.com